Exhibit 99.1

CalciMedica Announces Closing of Merger with Graybug Vision and Concurrent

Private Placement

– CalciMedica common stock to commence trading on Nasdaq Global Market on March 21, 2023 under ticker symbol “CALC”

– Cash and cash equivalents of approximately $34 million as of merger close expected to support operations into the second half of 2024

– Phase 2b results in acute pancreatitis for lead product candidate AuxoraTM expected in Q4 2023

– CalciMedica to host Research and Development Event on April 27, 2023

LA JOLLA, CA, March 20, 2023 – CalciMedica Inc. (CalciMedica) (Nasdaq: CALC), a clinical-stage biopharmaceutical company focused on developing therapies for life-threatening inflammatory diseases with high unmet need, today announced the closing of its previously announced merger with Graybug Vision, Inc. CalciMedica’s stock will commence trading on March 21, 2023 on the Nasdaq Global Market under the trading symbol “CALC”.

The combined company will focus on further developing its lead product candidate Auxora™ (zegocractin), a proprietary, intravenous-formulated, small molecule calcium release-activated calcium (CRAC) channel inhibitor, to treat life-threatening inflammatory diseases, such as acute pancreatitis (AP), asparaginase-associated pancreatitis (AAP) which is a toxicity caused by asparaginase treatment for pediatric acute lymphoblastic leukemia (ALL), acute kidney injury (AKI), acute lung injury (ALI) and acute respiratory distress syndrome (ARDS) for which there are no currently approved therapies.

Immediately prior to the closing of the merger, CalciMedica completed the previously announced private placement of $10.3 million. With the closing of the merger, CalciMedica has approximately $34 million in cash and cash equivalents, which is expected to provide the company a cash runway into the second half of 2024 and fund the advancement of Auxora through clinical milestones in 2023, including:

•	Topline results from the ongoing Phase 2b clinical trial (CARPO) in AP patients with systemic inflammatory response syndrome (SIRS) expected in Q4 2023, and;

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Results from the ongoing investigator-sponsored Phase 1/2 clinical trial (CRSPA) in pediatric patients who develop AAP due to toxicity from treatment with asparaginase for their underlying ALL expected later this year.

“With the closing of this merger, CalciMedica enters into a pivotal new phase of its future development, and we are extremely thankful to have partnered with Graybug for this transformational deal,” said Rachel Leheny, Ph.D., Chief Executive Officer of CalciMedica. “With an extended cash runway, we are poised to deliver on near-term clinical milestones of our lead candidate, Auxora, in AP and AAP, while setting our company up to deliver on our broader mission of developing novel therapies for life-threatening inflammatory diseases affecting the pancreas, kidney, and lung, for which there are currently no approved therapies.”

On March 17, 2023, and in connection with but prior to the closing of the merger, Graybug effected a 14:1 reverse split of its common stock. Immediately following the merger, CalciMedica had approximately 5.5 million shares of common stock outstanding. The prior equityholders of CalciMedica collectively own approximately 72% of the combined company and the prior equityholders of Graybug collectively own approximately 28% of the combined company, on a fully-diluted basis. In connection with the merger, the parties waived the condition that the shares of Graybug Vision, Inc. common stock to be issued to CalciMedica stockholders in the merger be approved for listing on Nasdaq as of the closing of the merger.

CalciMedica is headquartered in La Jolla, CA, and its management team will continue to lead the combined company following this transaction, with Rachel Leheny, Ph.D., as Chief Executive Officer. The combined company’s board of directors is composed of seven members, five selected by CalciMedica, Robert Wilson, Fred Middleton, Allan Shaw, Eric Roberts and Rachel Leheny, Ph.D.; and two selected by Graybug, Fred Guerard, PharmD, and Eric Bjerkholt.

Piper Sandler served as financial advisor and Fenwick & West LLP served as legal counsel to Graybug. Oppenheimer & Co. Inc. served as financial advisor and Cooley LLP served as legal counsel to CalciMedica.

Research and Development Event Information

CalciMedica will host a Research and Development Event focused on Auxora’s potential benefit in AP on April 27, 2023, at 10:30 am ET. A separate invitation will be sent out within the next few weeks.

About Auxora

CalciMedica’s lead clinical compound, Auxora, is a potent and selective small molecule inhibitor of Orai1-containing calcium release-activated calcium (CRAC) channels that is being developed for use in patients with inflammatory illnesses. CRAC channels are found on many cell types, including pancreatic acinar cells, lung endothelium cells and immune system cells, where aberrant activation of these channels may play a key role in the pathobiology of acute and chronic inflammatory syndromes. Auxora is currently being evaluated in a Phase 2b trial for acute pancreatitis (AP) with accompanying systemic inflammatory response syndrome (SIRS) called CARPO, an investigator-sponsored Phase 1/2 trial being conducted in pediatric patients with asparaginase-associated pancreatitis (AAP) called CRSPA and a Phase 2 dose escalation study in critical COVID-19 patients. There are currently no approved therapies to treat either AP or AAP. In previous trials patients responded well to Auxora regardless of severity or cause of disease. CalciMedica is also exploring potential Auxora treatment for other acute indications including acute lung injury, acute respiratory distress syndrome and acute kidney injury.

About CARPO

CARPO is a randomized, double-blind, placebo-controlled, dose-ranging trial intended to establish efficacy in acute pancreatitis (AP). It is expected to enroll 216 patients. AP can be a life-threatening condition where the pancreas becomes inflamed, sometimes leading to pancreatic cell death or necrosis, systemic inflammation, organ failure and death. There are an estimated 275,000 hospitalizations for AP annually in the United States, of which approximately 40% present with SIRS, which can compromise the function of other tissues or organs, especially the lungs. Organ failure is responsible for much of the mortality seen in AP. There is currently no approved therapy for AP. Details of the CARPO trial are available on clinicaltrials.gov (NCT04681066).

About CRSPA

CRSPA is an investigator-sponsored Phase 1/2 trial being conducted in pediatric acute lymphoblastic leukemia (ALL patients with AAP, which is acute pancreatitis toxicity caused by the administration of asparaginase and for which there is no approved therapy. Treatment with asparaginase triggers the development of AAP in 7-10% of these patients, with approximately half developing pancreatic necrosis and/or pseudocysts. CalciMedica believes that the CRSPA trial has defined an optimal pediatric dose for Auxora in this setting and plans to meet with the U.S. Food and Drug Administration (FDA) in 2023 to determine the path forward to bring this therapy to patients as quickly as possible. Details of the CRSPA trial are available on clinicaltrials.gov (NCT04195347).

About CalciMedica

CalciMedica is a clinical-stage biopharmaceutical company focused on developing therapies for life-threatening inflammatory diseases with high unmet need. CalciMedica’s proprietary technology targets the inhibition of CRAC channels designed to modulate the immune response and protect against tissue cell injury, with the potential to provide therapeutic benefits in life-threatening inflammatory diseases for which there are currently no approved therapies. CalciMedica’s lead product candidate Auxora, a proprietary, intravenous-formulated CRAC channel inhibitor, has demonstrated positive and consistent clinical results in four completed efficacy clinical trials. Auxora is in development for acute AP with SIRS and AAP. CalciMedica was founded by scientists from Torrey Pines Therapeutics and the Harvard CBR Institute for Biomedical Research, and is headquartered in La Jolla, CA. For more information, please visit www.calcimedica.com.

Forward-Looking Statements

This communication contains forward-looking statements which include, but are not limited to, statements regarding CalciMedica’s expected cash runway through the second half of 2024, and its ability to fund the advancement of Auxora through clinical milestones in 2023 and its estimated cash and cash equivalents balance at closing; plans to host Research and Development Event and the timing thereof; the design and potential benefits of Auxora; CalciMedica’s plans and expected timing for developing its product candidates and potential benefits of its product candidates, including its plans to meet with the FDA in 2023 and determine a path forward to bring Auxora for the treatment of pediatric ALL patients with AAP; CalciMedica’s ongoing and planned clinical trials; the development and outcomes of CARPO and CRSPA trial programs, including the milestones, data announcements, expected enrollment and any other potential results related thereto; CalciMedica’s belief that CRSPA defined an optimal pediatric dose for Auxora; and CalciMedica’s ability to continue trading on the Nasdaq Global Market. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. CalciMedica’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to: the ability of CalciMedica to timely and successfully achieve the anticipated benefits of the merger; the impact of fluctuations in global financial markets on CalciMedica’s business and the actions it may take in response thereto; CalciMedica’s ability to execute its plans and strategies; the ability to obtain and maintain regulatory approval for Auxora; results from clinical trials may not be indicative of results that may be observed in the future; potential safety and other complications from Auxora; the scope progress and expansion of developing and commercializing Auxora; the size and growth of the market therefor and the rate and degree of market acceptance thereof; economic, business, competitive, and/or regulatory factors affecting the business of CalciMedica generally; CalciMedica’s ability to protect its intellectual property position; and the impact of government laws and regulations. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” and elsewhere in CalciMedica’s most recent filings with the Securities and exchange commission (“SEC”), including its definitive proxy statement filed with the SEC on February 9, 2023 and its Annual Report on Form 10-K for the quarter ended December 31, 2022 and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov. These documents can be accessed on CalciMedica’s web page at ir.calcimedica.com/financials-filings/sec-filings.

CalciMedica Contact:

Investors and Media

Argot Partners

Sarah Sutton/Kevin Murphy

calcimedica@argotpartners.com

(212) 600-1902

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